EXHIBIT 9.1

NOVITRON INTERNATIONAL, INC.

GOVERNANCE AGREEMENT

This Governance Agreement (this “Agreement”) is made as of                     , 2002, by and among Novitron International, Inc., a Delaware corporation (the “Company”), Randal J. Kirk (“Kirk”), RJK, L.L.C., a Virginia limited liability company (“RJK”), Kirkfield, L.L.C., a Virginia limited liability company (“Kirkfield”), Zhong Mei, L.L.C., a Virginia limited liability company (“Zhong Mei” and, collectively with Kirk, RJK and Kirkfield, “KSG”), Israel M. Stein (“IMS”) and Ellen Z. Stein (“EZS” and, together with IMS, “SSG”).

RECITALS

WHEREAS, the Company, Spectran Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Subsidiary”), Landmark Scientific, Inc. (“Landmark”) and Kirk, as Stockholders’ Representative have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 21, 2002, providing for the merger of Merger Subsidiary with and into Landmark (the “Merger”) upon the terms and subject to the conditions of the Merger Agreement and whereby each issued and outstanding share of Landmark common stock, subject to certain exceptions, will be converted into shares of Company common stock, as provided in the Merger Agreement;

WHEREAS, a condition to the Merger is that the parties hereto enter into this Agreement setting forth the terms and conditions pursuant to which KSG and SSG shall vote their shares of the Company’s voting stock in favor of certain nominees to the Company’s Board of Directors. The Company, KSG and SSG each desire to facilitate the voting arrangements set forth in this Agreement, and the Merger pursuant to the Merger Agreement, by agreeing to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Election of Directors.

1.1  Board Representation.    Subject to Sections 1.4 and 1.5, at each annual meeting of the stockholders of the Company, or at any meeting of the stockholders of the Company at which members of the Board of Directors of the Company are to be elected, or whenever members of the Board of Directors are to be elected by written consent, KSG and SSG agree to vote or act with respect to their shares so as to elect (i) two directors nominated by KSG, (A) one of whom is expected to be Kirk and (B) one of whom must be an “independent director” as defined in the Marketplace Rules of The Nasdaq Stock Market, and (ii) two directors nominated by SSG, (A) one of whom is expected to be IMS, and (B) one of whom must be an “independent director” as defined in the Marketplace Rules of The Nasdaq Stock Market.

1.2  Appointment of Directors.    In the event of the resignation, death, removal or disqualification of a director nominated by KSG or SSG, as the case may be, KSG or SSG, as the case may be, shall promptly nominate a new director, and, after written notice of the nomination has been given by KSG or SSG, as the case may be, to the other parties, each member of KSG and SSG (in the case of KSG, a “KSG Stockholder” and in the case of SSG, a “SSG Stockholder”) shall vote his, her or its shares of capital stock of the Company to elect such nominee to the Board of Directors.

1.3  Removal.    KSG or SSG, as the case may be, may remove any of their nominated directors at any time and from time to time, with or without cause (subject to the Bylaws of the Company as in effect from time to time and any requirements of law), in their sole discretion, and after written notice to each of the parties hereto of the new nominee to replace such director and, with respect to a nominee, each KSG Stockholder and each SSG Stockholder, respectively, shall promptly vote their shares of capital stock of the Company to elect such nominee to the Board of Directors.

1.4  15% to 25% Common Stock Ownership Effects.    If KSG or SSG, as the case may be, collectively owns less than 25% but at least 15% of the issued and outstanding stock of the Company at the time of any such votes described above (the “15%-25% Stockholder”), then the terms and provisions of Sections 1.1, 1.2 and 1.3 shall still be in force and effect, except that the 15%-25% Stockholder shall have the right to nominate one director (rather than two directors) pursuant to Section 1.1.

1.5  Less Than 15% Common Stock Ownership Effects.    If KSG or SSG, as the case may be, collectively owns less than 15% of the issued and outstanding stock of the Company at the time of any such votes described above (the “Less Than 15% Stockholder”), then the terms and provisions of Sections 1.1, 1.2 and 1.3 shall still be in force and effect, except that the Less Than 15% Stockholder shall no longer have the right to nominate any directors pursuant to Section 1.1.

1.6  Expenses.    The Company shall reimburse all persons serving as directors for their actual and reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and all committees thereof and otherwise incurred in fulfilling their duties as directors.

1.7  Enforcement.    The obligation to vote shares in accordance with this Section 1, shall be specifically applicable to and enforceable against any affiliates of the parties hereto.

1.8  Compliance with Nasdaq Marketplace Rules.    Notwithstanding any other provision of this Agreement, the parties hereto shall cooperate in good faith to ensure that the Company complies with the Marketplace Rules of The Nasdaq Stock Market (as such rules may be amended from time to time) applicable to the composition of the Board of Directors and committees thereof.

2.    Additional Representations and Covenants.

2.1  Representations and Warranties of KSG.    Each KSG Stockholder, severally and not jointly, hereby represents and warrants to SSG as follows:

(a)  Power, etc.    Each KSG Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each KSG Stockholder, and, assuming its due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of each KSG Stockholder, enforceable against each KSG Stockholder in accordance with its terms.

(b)  Ownership of Securities.    Each KSG Stockholder is the record and beneficial owner of the shares of common stock of the Company listed beside each such name on Schedule I attached hereto (the “KSG Securities”). The KSG Securities listed on Schedule I constitute all of the shares of capital stock of the Company owned of record or beneficially by such KSG Stockholder as of the date hereof. All of such KSG Securities are issued and are outstanding and except as set forth on Schedule I attached hereto, such KSG Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of capital stock of the Company. Such KSG Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth herein, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such KSG Securities, with no limitations, qualifications or restrictions on such rights, subject only to applicable laws, the Company’s Certificate of Incorporation and the terms of this Agreement.

(c)  No Conflicts.    (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by KSG and the consummation by KSG of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by KSG, the consummation by KSG of the transactions contemplated hereby or compliance by KSG with any of the provisions hereof shall (A) conflict with or result in any breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which KSG is a party or by which KSG or any of KSG’s properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to KSG or any of KSG’s properties or assets.

2.2  Representations and Warranties of SSG.    Each SSG Stockholder, severally and not jointly, hereby represents and warrants to KSG as follows:

(a)  Power, etc.    Each SSG Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each SSG Stockholder, and, assuming its due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of each SSG Stockholder, enforceable against each SSG Stockholder in accordance with its terms.

(b)  Ownership of Securities.    Each SSG Stockholder is the record and beneficial owner of the shares of common stock of the Company listed beside each such name on Schedule II attached hereto (the “SSG Securities”). The SSG Securities listed on Schedule II constitute all of the shares of capital stock of the Company owned of record or beneficially by such SSG Stockholder as of the date hereof. All of such SSG Securities are issued and are outstanding and except as set forth on Schedule I attached hereto, such SSG Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of capital stock of the Company. Such SSG Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth herein, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such SSG Securities, with no limitations, qualifications or restrictions on such rights, subject only to applicable laws, the Company’s Certificate of Incorporation and the terms of this Agreement.

(c)  No Conflicts.    (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by SSG and the consummation by SSG of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by SSG, the consummation by SSG of the transactions contemplated hereby or compliance by SSG with any of the provisions hereof shall (A) conflict with or result in any breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which SSG is a party or by which SSG or any of SSG’s properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to SSG or any of SSG’s properties or assets.

2.3  No Revocation.    The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

3.    Termination.

This Agreement shall terminate upon the earlier of:

(a)  the mutual written consent of the parties hereto; and

(b)  three years from the date hereof.

4.    Standstill Agreement.

Except as contemplated by the Merger Agreement and the transactions contemplated thereby, including the Merger, and this Agreement, each of KSG and SSG agree that until the expiration of one year from the date of this Agreement each of KSG and SSG shall not, without the prior written approval of the other party, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries; provided, however, that notwithstanding the foregoing, either KSG or SSG may, without the prior written approval of the other party, acquire up to an additional 2.0% of the issued and outstanding stock of the Company not already owned by such party as of the date hereof, (ii) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (iii) make, or in any way participate, directly or indirectly, in any “solicitations” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its subsidiaries, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries, (v) disclose any intention, plan or arrangement inconsistent with the foregoing, (vi) advise, assist or encourage any other persons in connection with any of the foregoing or (vii) enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person (other than bona fide debt financing sources and financial advisors who are not equity participants or any discussions or negotiations by an officer of the Company on behalf of the Company, and subject to Board approval) regarding the possible purchase or sale of any stock or assets of the Company or any of its subsidiaries, or make any equity investment in any other person that makes, or offers or proposes to make, any such purchase (it being understood that, without limiting the generality of the foregoing, such first party shall not be permitted to act as a joint bidder or co-bidder with any other person with respect to the Company or any of its subsidiaries).

5.    Miscellaneous.

5.1  Successors and Assigns.    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2  Amendments and Waivers.    Any term hereof may be amended or waived only with the written consent of Kirk and SSG. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon the Company, the KSG Stockholders and the SSG Stockholders and each of their respective successors and assigns.

5.3  Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by nationally-recognized overnight courier or sent by fax, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth on the signature page hereto, or as subsequently modified by written notice.

5.4  Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

5.5  Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

5.6  Governing Law.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

5.7  Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

5.8  Entire Agreement.    This Agreement constitutes the full and entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

5.9  Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

5.10  Construction.    Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. The section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF, the parties hereto have executed this Governance Agreement as of the date first written above.

COMPANY: NOVITRON INTERNATIONAL, INC.

By:

Israel M. Stein, M.D. President and Chief Executive Officer

Address:	Novitron International, Inc. One Gateway Center Newtown, MA 02458 Attention: Israel M. Stein, M.D. Telephone: (617) 527-9933 Telecopy: (617) 527-8230

KSG:

Randal J. Kirk

RJK, L.L.C.

By:

Name: Title:

KIRKFIELD, L.L.C.

By:

Name: Title:

ZHONG MEI, L.L.C.

By:

Name:
Title:

SSG:

Israel M. Stein, M.D.

Ellen Z. Stein